Exhibit 5.2

November 6, 2009

Diageo plc,

8 Henrietta Place,

London W1G 0NB,

England.

Diageo Finance B.V.,

Molenwerf 10-12,

1014 BG Amsterdam,

The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 aggregate principal amount of 3.25% Notes due 2015 (the “Securities”) of Diageo Finance B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Issuer”), fully and unconditionally guaranteed as to payment of principal, interest and any other amounts due by Diageo plc, a public limited company incorporated under the laws of England and Wales (the “Guarantor”), we, as your

United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, assuming the Securities have been duly authorized, executed, issued and delivered by the Issuer insofar as the laws of The Netherlands are concerned, the Securities have been duly executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, and assuming the Guarantees have been duly authorized, executed and delivered by the Guarantor insofar as the laws of England are concerned, the Guarantees have been duly executed and delivered on behalf of the Guarantor and constitute valid and legally binding obligations of the Guarantor enforceable in accordance with their terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  For purposes of our opinion, we have assumed that (i) the Guarantor has been duly incorporated and is an existing company under the laws of England and Wales and (ii) the Indenture relating to the Securities and Guarantees, dated as of December 8, 2003 (the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee (the “Trustee”) has been duly authorized, executed and delivered by the Guarantor insofar as the laws of England are concerned.  With respect to all matters of English law, we note that you are being provided with the opinion, dated the date hereof, of Slaughter and May, English counsel to the Guarantor.  For purposes of our opinion, we have also assumed that (i) the Issuer has been duly incorporated and is an existing company under the laws of The Netherlands and (ii) the Indenture has been duly authorized, executed and delivered by the Issuer insofar as the laws of The Netherlands are concerned.  With respect to all matters of Dutch law, we note that you are being provided with the opinion, dated the date hereof, of De Brauw Blackstone Westbroek London B.V., Dutch counsel to the Issuer.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Issuer and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees under cover of Form 6-K and to the references to us under the heading “Validity of Securities” in the prospectus dated September 15, 2008 as supplemented by the prospectus supplement dated November 3, 2009.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP